Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161599, 333-142422 and 333-131219 on Forms S-8 of our reports dated April 29, 2013, relating to (1) the consolidated financial statements of Silicon Motion Technology Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the changes in functional currency and reporting currency to the U.S. dollar) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

April 29, 2013